Exhibit 99.1
VistaCare Reports Operational Progress in Fiscal Fourth Quarter 2007
Restructuring Plan Implementation Continues to Achieve Results
Q4 Headcount & Operating Expense Reductions Met Expectations
Q4 and Annual Net Loss Lowered by More Than One-Third vs Fiscal 2006 Periods
SCOTTSDALE, Ariz., December 11, 2007—VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported its financial results for the fiscal fourth quarter and full year ended September 30, 2007. The Company also provided an update on its corporate restructuring activities announced in June 2007 and reviewed the operational progress made during the fiscal fourth quarter.
Fourth Quarter Operating Highlights
*	Increase in net patient revenue despite program closures

*	Sequential ADC growth at core programs and gross margin improvement

*	Sequential reduction in patient care and SG&A salaries and related expenses

*	Headcount reduced by an additional 5.2% from fiscal third quarter

*	Three additional site consolidations

*	EBITDA loss narrows by 45% from fiscal third quarter
Fiscal Fourth Quarter Financial Results
Net patient revenue for the fiscal fourth quarter of 2007 was $61.2 million, an increase of 1.2% from $60.5 million in the fourth quarter of 2006 and 2.2% above net patient revenue of $59.9 million in the fiscal third quarter of 2007. At September 30, 2007, the Company had 47 programs and six inpatient units (IPUs) compared with 50 programs and five IPUs at June 30, 2007 and 56 programs and five IPUs at September 30, 2006.
The Company reported a net loss on a GAAP basis of $1.8 million, or $0.11 per share, for the recent fiscal fourth quarter, compared with a net loss of $10.9 million, or $0.66 per share, for the fourth quarter of fiscal 2006 and a net loss of $2.8 million, or $0.17 per share, for the fiscal third quarter of 2007, a 84% and 37% decrease respectively. Included in the net loss for the fiscal fourth quarter were pre-tax severance costs totaling approximately $200,000, consulting and other costs directly associated with the Company’s strategic initiative efforts totaling approximately $100,000 and costs associated with site consolidations of approximately $100,000. On a pro forma basis, excluding severance, site closure expense and costs directly associated with the Company’s strategic initiative efforts, the Company generated a net loss of $1.5 million, or $0.09 per share in fiscal fourth quarter 2007. This compares to a pro forma net loss of $2.7 million, or $0.16 per share, in the 2006 fiscal fourth quarter, which excludes an $8.3 million valuation allowance for deferred tax assets, and a pro forma net loss of $2.3 million, or $0.14 per share, for the fiscal third quarter of 2007. There is a reconciliation of GAAP to pro forma net income in a supplemental table attached to this release. In addition, the net loss for the fiscal fourth quarter included pre-tax legal settlement costs and related expenses totaling approximately $500,000 and approximately $1 million in additional accruals primarily for prior year Medicare Cap pro-ration adjustments and allowance for denials. For fiscal 2007, Medicare Cap accruals on a GAAP basis declined 20% from fiscal 2006.
“We made significant operational progress during the quarter and we began to realize the benefits of the restructuring plan announced at the end of June,” said Richard R. Slager, Chairman and CEO of VistaCare. “In the fourth quarter, we reduced our headcount by 140 positions and we consolidated three additional programs. During fiscal 2007, we reduced total headcount by 218 or approximately eight percent, sold, closed, or consolidated nine programs and focused on operating efficiencies and process improvements. We are beginning to see the benefits in our improved financial performance. For example, we realized savings in patient care and SG&A labor expense and in many non-labor patient care expense categories. However, we are continuing to address challenges in ADC growth, patient care staffing, particularly in our IPUs, process inefficiencies and the ongoing impact of the CMS medical reviews that negatively impacted our fourth quarter results. We are addressing these challenges through continuing implementation of the restructuring plan and other initiatives.”
“On the revenue side, we did generate ADC growth as compared to the third quarter of fiscal 2007 despite the reduction in the number of programs, and began to develop a favorable trend in GIP days as compared to the fourth quarter 2006. In addition, we continued to improve the management of our Medicare Cap expense during fiscal 2007 and achieved approximately a 60% reduction compared to fiscal 2005. While we expect to continue to incur additional restructuring-related expenses over the next several quarters, we believe they will decline and the benefits of our efforts should be increasingly evident in our financial performance,” Mr. Slager continued.
Restructuring Update
“Since the beginning of fiscal 2007, we have sold, closed or consolidated a total of nine programs and one IPU,” said Mr. Slager. “At September 30, 2007, we had a total of 47 programs and six IPUs. Our target upon completion of the restructuring plan program consolidation remains 42 programs and six IPUs. The timing of the remaining closures will be impacted by the outcome of the Company’s strategic initiative review process.”
“Since the beginning of fiscal 2007, we have reduced headcount by approximately eight percent. These reductions have been evenly split between SG&A and patient care labor, as we have improved the patient care labor efficiency in our underperforming programs while maintaining our high level of patient and family care. These actions along with process improvements and organizational streamlining initiatives are beginning to produce the savings that we identified in the restructuring plan announced in June. During fiscal 2007 we have implemented $17 million of the $29 million annualized net benefits targeted in the restructuring plan, some of which will take several quarters to be fully realized. In the fourth quarter some of these benefits were offset by charges as well as other expenses associated with the restructuring. We are continuing to aggressively implement the restructuring plan to achieve the targeted annual net savings. Finally, our strategic review process is still underway and we hope to have resolution in the near term,” Mr. Slager concluded.
Further Review of Fiscal Fourth Quarter Results
Net patient revenue was $61.2 million for the fourth quarter of fiscal 2007, increasing one percent from the fourth quarter of fiscal 2006. The increase reflected the FY 2007 CMS reimbursement increase of 3.4% and a 50% decrease in Medicare Cap expense partially offset by a four percent decrease in inpatient days. The average daily census (ADC) during the fiscal fourth quarter of 2007 was 5,078 compared with 5,089 in the fiscal third quarter, and 5,253 in the fourth quarter of fiscal 2006.
Patient care expenses as a percentage of revenue increased one percent from the fourth quarter of fiscal 2006 to $41.9 million in the fourth quarter of fiscal 2007. This small increase reflected higher patient care labor rates and higher costs for subcontract care and medical supplies, partially offset by patient care labor, staffing reductions in the fiscal fourth quarter, as well as declines in pharmacy and durable medical equipment expenses. Patient care expense as a percentage of revenue is expected to decline over the next several quarters with the full impact of all of the patient care expense improvement initiatives completed by the end of calendar year 2008. SG&A expenses decreased nine percent to $20.4 million in the fiscal fourth quarter of 2007 compared to $22.5 million in the fiscal fourth quarter of 2006, primarily due to site closures and headcount reductions.
Working capital at the end of fiscal 2007 was $43.3 million compared to $42.7 million at the end of the third quarter of fiscal 2007. The Company reported cash, cash equivalents and short-term investments of $29.4 million as of September 30, 2007 versus $29.1 million as of June 30, 2007. The Company had no outstanding debt at September 30, 2007.
Fiscal 2007 Financial Results
Net patient revenue for fiscal 2007 totaled $241.1 million, 2.2% above the $236.0 million in net patient revenue in fiscal 2006. The Company reported a net loss of $7.4 million, or $0.45 per share, on a GAAP basis for fiscal 2007 compared with a net loss of $11.7 million, or $0.71 per share, for fiscal 2006, a reduction of 37%. On a pro forma basis, excluding one-time charges and adjustments related to restructuring activities, the Company generated a net loss of $5.9 million, or $0.36 per share, in fiscal 2007. This compares with a pro-forma net loss of $3.4 million, or $0.21 per share, after exclusion of the $8.3 million valuation allowance for deferred tax assets in fiscal 2006. There is a reconciliation of GAAP to pro forma net income in a supplemental table attached to this release.
Conference Call

VistaCare will host a conference call and webcast on Tuesday, December 11, 2007 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss its fiscal fourth quarter and full year results and recent corporate developments. The dial-in number for the conference call is 800-366-7640 for domestic participants and 303-262-2138 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available for seven days and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11103772#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
Use of Non-GAAP Financials
In addition, to supplement the GAAP financial information, we have provided non-GAAP net income and earnings per share information. The fourth quarter of fiscal 2007 pro forma net loss excludes restructuring expenses of $0.4 million for severance, early lease terminations, direct restructuring plan expenses and fixed asset write-offs. We are providing this information because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to non-GAAP information is included in the tables accompanying today’s release.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, or ability to effect improvements in operational performance or consummate strategic initiatives, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, the ability to grow patient census in the future, the successful closing of business transactions or other strategic initiatives and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contacts:
Henry Hirvela	Doug Sherk/Jenifer Kirtland	Steve DiMattia
Chief Financial Officer	EVC Group	EVC Group
(480) 648-4545	(415) 896-6820	(646) 201-5445
ir@vistacare.com	jkirtland@evcgroup.com	sdimattia@evcgroup.com
(tables to follow)

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2007	2006
	(In thousands, except share
	information)
ASSETS
Current assets:
Cash and cash equivalents	$22,737	$21,583
Short-term investments	6,625	19,148
Patient accounts receivable (net of allowance for denials of $2,354 and $1,502 at September 30, 2007 and 2006, respectively)	38,131	27,600
Patient accounts receivable — room & board (net of allowance for denials of $1,869 and $692 at September 30, 2007 and 2006, respectively)	7,929	9,662
Tax receivable	1,391	1,375
Prepaid expenses and other current assets	5,808	4,653

Total current assets	82,621	84,021
Fixed assets, net	6,253	6,409
Goodwill	24,002	24,002
Other assets	2,729	5,360

Total assets	$115,605	$119,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,295	$2,591
Accrued Medicare Cap	11,623	9,849
Accrued expenses and other current liabilities	25,447	27,262

Total current liabilities	39,365	39,702
Deferred rent liability	1,862	854
Deferred tax liability	1,472	1,144
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,866,093 and 16,610,500 shares issued and outstanding at September 30, 2007 and 2006, respectively.	169	166
Additional paid-in capital	112,589	110,378
Accumulated deficit	(39,852)	(32,452)

Total stockholders’ equity	72,906	78,092

Total liabilities and stockholders’ equity	$115,605	$119,792

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,
	2007	2006	2005
	(In thousands)
Operating activities
Net loss	$(7,400)	$(11,651)	$(2,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,356	2,365	1,959
Amortization	1,175	2,583	2,645
Share-based compensation	1,506	2,431	304
Deferred income tax expense	328	7,224	819
Gain on sale of hospice program	(1,105)	—	—
Loss on disposal of assets	570	270	480
Tax benefit of stock option exercises	—	—	136
Changes in operating assets and liabilities:
Patient accounts receivable, net	(8,798)	(7,911)	(9,416)
Prepaid expenses and other assets	(1,452)	1,898	(1,722)
Payment of Medicare Cap assessment	(3,481)	(14,996)	(7,045)
Increase in accrual for Medicare Cap	5,255	6,788	11,868
Accounts payable, accrued expenses and other liabilities	(1,376)	1,605	2,207

Net cash used in operating activities	(12,422)	(9,394)	(22)
Investing activities
Short-term investments purchased	(17,637)	(12,291)	(23,740)
Short-term investments sold/matured	30,160	20,540	29,492
Acquisition	—	—	(4,868)
Purchases of equipment	(2,601)	(3,174)	(2,769)
Internally developed software expenditures	—	(464)	(913)
Proceeds from sale of hospice program assets	1,200	—	—
Decrease (increase) in other assets	1,746	(46)	(1,057)

Net cash provided by (used in) investing activities	12,868	4,565	(3,855)
Financing activities
Proceeds from issuance of common stock from exercise of stock options and employee stock purchases	708	450	1,152

Net cash provided by financing activities	708	450	1,152

Net increase (decrease) in cash	1,154	(4,379)	(2,725)
Cash and cash equivalents, beginning of year	21,583	25,962	28,687

Cash and cash equivalents, end of year	$22,737	$21,583	$25,962

Cash and short-term investments, end of year	$29,362	$40,731	$53,375

Supplemental cash flow data
Medicare Cap liability paid through receivables reductions	$—	$—	$6,349

VistaCare, Inc.
Consolidated Statement of Operations
(unaudited)
(in thousands, except per share information)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net patient revenue	$61,239	$60,518	$241,085	$235,993
Operating expenses:
Patient care	41,893	41,426	163,652	152,879
Sales, general and administrative	20,417	22,523	82,918	84,198
Depreciation	573	490	2,356	2,365
Amortization	271	648	1,175	2,583
Loss on disposal of assets	40	85	570	270
Gain on sale of hospice program assets	—	—	(1,105)	—

Total operating expenses	63,194	65,172	249,566	242,295

Operating loss	(1,955)	(4,654)	(8,481)	(6,302)
Non-operating income (expense):
Interest income, net	370	442	1,581	1,459
Other expense	(36)	(52)	(161)	(184)

Total non-operating income, net	334	390	1,420	1,275

Net loss before income taxes	(1,621)	(4,264)	(7,061)	(5,027)
Income tax expense	151	6,645	339	6,624

Net loss	$(1,772)	$(10,909)	$(7,400)	$(11,651)

Net loss per share:
Basic and diluted	$(0.11)	$(0.66)	$(0.45)	$(0.71)

Weighted average shares outstanding:
Basic and diluted	16,593	16,433	16,542	16,406

Profoma Net Income and Earning Per Share with Adjustments
(in thousands, except per share information)

	Q4 FY07		Q3 FY07		Q4 FY06
Published Net Loss and EPS Adjustments:	$(1,772)	(0.11)	$(2,812)	(0.17)	$(10,909)	(0.66)
Severance & Closure Costs	324		715
Deferred Tax Asset Valuation Allowance					8,250
Costs Associated with Restructuring Plan	100		100
Tax Effect Of Adjustments*	(148)		(285)		—
Adjusted Net Loss/EPS (tax adjusted)	$(1,496)	(0.09)	$(2,282)	(0.14)	$(2,659)	(0.16)

	FY07				FY06
Published Net Loss and EPS Adjustments:	$(7,400)	(0.45)			$(11,651)	(0.71)
Severance & Closure Costs	2,075
Deferred Tax Asset Valuation Allowance					8,250
Costs Associated with Restructuring Plan	200
Tax Effect Of Adjustments*	(796)				—
Adjusted Net Loss/EPS (tax adjusted)	$(5,921)	(0.36)			$(3,401)	(0.21)

* The tax effect is an estimate